UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2005

POWER EFFICIENCY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-31805	22-3337365
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

3900 Paradise Road, Suite 283, Las Vegas, NV		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 697-0377

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 3.02.  Unregistered Sales of Equity Securities

On August 31, 2005, Power Efficiency Corporation (the “Registrant”) completed the second and final closing of a private placement whereby it issued 2,350,000 shares of common stock (“Common Stock”) and 1,175,000 warrants (the “Investor Warrants”) to accredited investors for an aggregate of $470,000.  This was a subsequent offering (“the Subsequent Offering”) under the same private offering through which the Registrant issued 12,150,000 shares of common stock and 6,075,000 warrants as disclosed in the Registrant’s Form 8-K filed on July 19, 2005 (the “Initial Offering” and, together with the Subsequent Offering, the “Offering”).  The per share purchase price of the Common Stock for the Subsequent Offering was $0.20 (the “Common Stock Purchase Price”) and the Investor Warrants have a per share exercise price of $0.44 and expire 5 years from the date of issuance.  The Company intends to use the aggregate proceeds from the Offering, which totaled approximately $2.9 million, for the payment of certain post-closing transactional expenses, accrued liabilities and working capital purposes.

Joseph Stevens & Company, Inc. (the “Placement Agent”), a registered broker dealer, acted as the sole placement agent for the Offering.  For its services associated with the Subsequent Offering, the Placement Agent received commissions and non-accountable fees totaling $62,943 and 705,000 warrants (the “Placement Agent Warrants”). The Placement Agent Warrants have a per share exercise price of $0.20 and expire five years from the date of issuance.

The Offering was exempt from registration under the Securities Act of 1933, as amended, as a transaction not involving any public offering pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

The investors have been granted certain registration rights and anti-dilution rights in consideration of their investment in the Registrant.

Item 9.01.  Exhibits

Description of Document	Location

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER EFFICIENCY CORPORATION
(Registrant)
By:	/s/ Steven Strasser
Steven Strasser, CEO
Date: September 7, 2005